EXHIBIT 99.1

ChinaNet Online Holdings Reports Third Quarter 2016 Financial Results

Management to Host Earnings Conference Call on Wednesday, November 16, 2016 at 8:30 am ET

BEIJING, Nov. 15, 2016 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion, business strategies and marketing solutions for small and medium-sized enterprises (SMEs) by utilizing data analysis and cloud computing technologies in the People's Republic of China, today announced financial results for the third fiscal quarter of 2016.

Third Quarter & First Nine Months Financial Highlights

  Revenues of $11.9 million in the third fiscal quarter of 2016, up 40.1% from prior year’s quarter of $8.5 million
  Gross profit of $2.0 million generated in the third fiscal quarter of 2016, a 39.8% increase from $1.5 million generated in the same period a year ago
  Operating results showed a 46.7% improvement with an operating loss of $1.4 million for the third quarter of 2016, compared to the prior year's quarter loss of $2.6 million
  Overall gross margin increased to 24% for the nine months ended September 30, 2016, compared to 19% for the same period last year
  Nine months and three months’ internet advertising and data service gross margin improved to 43% and 42%, respectively, compared to 31% in the same periods a year ago

Third Quarter 2016 Financial Results

Chairman and CEO of ChinaNet, Mr. Handong Cheng commented, "ChinaNet’s evolution has continued to gain traction in 2016, leaving behind our low-margin television advertising business and instead focusing on the business value created from the massive amount of transaction data generated from our customers as an internet and data service. The ongoing development of this data service platform is the foundation for the ecosystem of products and services that will serve any business at important early stages of their business cycle with a one-stop solution. Called the Business Intelligent Marketing Data Services System - CloudX, it is officially in use for our existing clients and will soon launch to our newer cloud service client base. It is driving revenue and growth for us, along with our full suite of digital marketing products and services which is also seeing year over year growth.

“We also remain committed to our shareholders and investors, reflected in our commitment to remain listed on the NASDAQ Capital Markets, which we accomplished in the third quarter. We look forward to further updates on our transition and future developments.”

Revenues for the three months ended September 30, 2016 were $11.9 million compared to $8.5 million for the three months ended September 30, 2015, representing a 40.1% increase, which was primarily due to an increase in revenues from search engine marketing services during the period.

During the third quarter, revenues from internet advertisement and data services was $4.4 million, which decreased 20.1% from $5.5 million in the third quarter of 2015. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues. The decline was offset by a search engine marketing services revenue increase by 160% from $2.9 million in the third quarter of 2015 to $7.5 million in the third quarter of 2016. This increase was supported by the CloudX system, which drove more precision marketing and ROI for clients.

Gross profit for the three months ended September 30, 2016 was $2.0 million compared to $1.5 million for the same period in 2015, an improvement of 39.8%. Gross margin was 17.0%, down slightly from 17.1% in the third quarter of 2015, primarily due to the increase in relative lower margin revenues from search engine marketing services during the period. Internet advertising and data service gross margin increased to 42% for the third quarter of 2016 from 31% for the third quarter of 2015. The improvement in gross margin of the internet advertising and data service was primarily due to optimizing and upgrading of the Company's online promotion analysis and cost control system, which improved the promotion accuracy, Ad. effect conversion rate and promotion cost control.

The Company incurred an operating loss of $1.4 million for the three months ended September 30, 2016 compared to an operating loss of $2.6 million in the same period a year ago.

Net loss attributable to ChinaNet for the three months ended September 30, 2016 was $1.5 million and loss per share from continuing operations was $0.13, compared to a net loss of $2.1 million and loss per share from continuing operations of $0.18 in the third quarter of 2015.

First Nine Months 2016 Financial Results

Revenues for the nine months ended September 30, 2016 were $25.4 million, an increase of 6.7% from $23.8 million for the same period a year ago.

Gross profit was $6.1 million, up 34.2% for the first nine months of 2016, and gross profit margin of 24.1% was up from 19.2% in 2015. Operating expenses decreased by 5.3% to $9.9 million compared to $10.4 million for the first nine months of 2015. The Company reported an operating loss of $3.8 million in the first nine months of 2016.

Net loss attributable to ChinaNet common shareholders and net loss per share from continuing operations was $4.2 million and $0.36 for the nine months ended September 30, 2016. The weighted average diluted shares outstanding were 11.4 million shares.

Balance Sheet and Cash Flow

The Company had $1.2 million in cash and cash equivalents as of September 30, 2016, compared to $5.5 million as of December 31, 2015, working capital of $9.8 million, compared to $13.7 million as of December 31, 2015, and a current ratio of 2.3 to 1, compared to 2.9 to 1 as of December 31, 2015. Total stockholders' equity of ChinaNet was $24.3 million at September 30, 2016 compared to $27.3 million at December 31, 2015.

The Company had a $1.9 million of cash outflows from operations in the nine months ended September 30, 2016 compared to a $1.3 million of cash inflows in the first nine months of 2015.

Business Updates

In August, ChinaNet announced a 1-for-2.5 reverse stock split of its issued and outstanding shares of common stock. The reverse stock split was intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. In September, the Company announced it had regained compliance with requirement to continue the listing of the Company's common stock.

The reverse stock split reduced the number of shares of the Company's common stock outstanding from approximately 30.4 million shares of common stock pre-reverse split to approximately 12.2 million shares of common stock post-reverse split. The number of authorized shares of common stock and the par value per share remained unchanged. As a result of the reverse stock split, every 2.5 shares of the Company's pre-reverse split common stock was combined and reclassified into 1 share of common stock. The number of outstanding options was adjusted accordingly, with outstanding options being reduced from approximately 2.1 million to approximately 835,000.

Conference Call

Management will host a conference call with investors on Wednesday, November 16, 2016 at 8:30 am ET

Date: Wednesday, November 16th, 2016
Time: 8:30 a.m. Eastern Time
Conference Line (U.S.): 1-888-455-2263
International Dial-In: 1-719-325-2289
Webcast: http://public.viavid.com/index.php?id=121881

A replay of the call will be available from 11:30 am ET on November 16, 2016 to 11:59 pm ET on December 16, 2016. To access the replay, please dial 1- 844-512-2921 from the U.S. and 1- 412-317-6671 from outside the U.S. The PIN is 2363154.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	September 30,	December 31,
	2016	2015
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,246	$5,503
Term deposit	3,175	3,265
Accounts receivable, net	3,484	2,549
Other receivables, net	355	1,910
Prepayment and deposit to suppliers	6,844	5,843
Due from related parties	368	41
Other current assets	28	45
Assets classified as held for sale	1,764	1,882
Total current assets	17,264	21,038

Long-term investments	1,550	1,133
Property and equipment, net	511	681
Intangible assets, net	6,467	5,638
Deposit and prepayment for purchasing of software technology	996	1,024
Goodwill	4,275	4,396
Deferred tax assets-non current	1,365	1,550
Total Assets	$32,428	$35,460

Liabilities and Equity
Current liabilities:
Short-term bank loan	$449	$-
Accounts payable	115	95
Advances from customers	1,177	1,313
Accrued payroll and other accruals	537	685
Guarantee payment and prepayment from new investors	918	944
Taxes payable	3,068	3,186
Other payables	517	234
Liabilities classified as held for sale	710	913
Total current liabilities	7,491	7,370

Long-term liabilities:
Deferred tax liability-non current	29	118
Long-term borrowing from a director	131	135
Total Liabilities	7,651	7,623

Commitments and contingencies	-	129

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 12,158,542 shares and 11,856,304 shares at September 30, 2016 and December 31, 2015, respectively)	12	12
Additional paid-in capital	28,246	26,528
Statutory reserves	2,607	2,607
Retained deficit	(8,033)	(3,870)
Accumulated other comprehensive income	1,457	2,056
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	24,289	27,333

Noncontrolling interests	488	375
Total equity	24,777	27,708

Total Liabilities and Equity	$32,428	$35,460

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$25,017	$23,114	$11,741	$8,279
From related parties	381	687	161	219
Total revenues	25,398	23,801	11,902	8,498
Cost of revenues	19,269	19,234	9,874	7,047
Gross profit	6,129	4,567	2,028	1,451

Operating expenses
Sales and marketing expenses	3,069	3,437	1,126	1,207
General and administrative expenses	5,290	5,346	1,752	2,207
Research and development expenses	1,530	1,658	514	595
Total operating expenses	9,889	10,441	3,392	4,009

Loss from operations	(3,760)	(5,874)	(1,364)	(2,558)

Other income (expenses)
Interest income	72	91	19	28
Interest expense	(4)	(46)	(4)	(12)
Other (expenses)/income	(112)	26	(99)	(5)
Total other (expenses)/income	(44)	71	(84)	11

Loss before income tax expense, equity method investments, noncontrolling interests and discontinued operation	(3,804)	(5,803)	(1,448)	(2,547)
Income tax (expense)/benefit	(155)	699	(3)	391
Loss before equity method investments, noncontrolling interests and discontinued operation	(3,959)	(5,104)	(1,451)	(2,156)
Share of losses in equity investment affiliates	-	(2)	-	(4)
Loss from continuing operations	(3,959)	(5,106)	(1,451)	(2,160)
Loss from and on disposal of discontinued operation, net of income tax	(60)	(204)	-	(95)
Net loss	(4,019)	(5,310)	(1,451)	(2,255)
Net (income)/loss attributable to noncontrolling interests from continuing operations	(144)	232	(21)	174
Net loss attributable to ChinaNet Online Holdings, Inc.	$(4,163)	$(5,078)	$(1,472)	$(2,081)

Net loss	$(4,019)	$(5,310)	$(1,451)	$(2,255)
Foreign currency translation loss	(630)	(1,127)	(152)	(1,150)
Comprehensive loss	$(4,649)	$(6,437)	$(1,603)	$(3,405)
Comprehensive (income)/loss attributable to noncontrolling interests	(113)	226	(19)	168
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(4,762)	$(6,211)	$(1,622)	$(3,237)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.36)	$(0.46)	$(0.13)	$(0.18)
Loss from discontinued operations per common share
Basic and diluted	$(0.01)	$(0.02)	$-	$(0.01)
Weighted average number of common shares outstanding:
Basic and diluted	11,353,657	10,675,308	11,358,971	10,765,637

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2016	2015
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(4,019)	$(5,310)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	1,170	1,321
Share-based compensation expenses	1,718	1,637
Loss on disposal of fixed assets/other long-term assets	117	63
Provision for allowances for doubtful accounts	-	106
Share of losses in equity investment affiliates	-	2
Loss on deconsolidation of VIEs	9	-
Deferred taxes	155	(723)
Changes in operating assets and liabilities
Accounts receivable	(1,196)	(1,766)
Other receivables	1,416	1,908
Prepayment and deposit to suppliers	(1,172)	2,099
Due from related parties	(24)	(33)
Other current assets	16	(32)
Accounts payable	(129)	(53)
Advances from customers	(109)	1,439
Accrued payroll and other accruals	(146)	81
Other payables	403	140
Taxes payable	66	(25)
Commitment and contingencies	(128)	419
Net cash (used in)/provided by operating activities	(1,853)	1,273

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(150)	(310)
Long-term investment in and advance to cost/equity method investees	(787)	(185)
Payment for purchasing of software technology	(1,977)	(3,878)
Proceeds from disposal of VIEs	28	-
Cash effect on deconsolidation of VIEs	(18)	-
Net cash used in investing activities	(2,904)	(4,373)
Cash flows from financing activities
Proceeds from short-term bank loan	456	-
Repayment of short-term bank loan	-	(810)
Repayment of short-term loan to noncontrolling interest of VIE	-	(81)
Guarantee payment and prepayment from new investors	-	993
Net cash provided by financing activities	456	102

Changes in cash and cash equivalents included in assets held for sale	132	-

Effect of exchange rate fluctuation on cash and cash equivalents	(88)	(98)

Net decrease in cash and cash equivalents	(4,257)	(3,096)

Cash and cash equivalents at beginning of the period	5,503	5,037
Cash and cash equivalents at end of the period	$1,246	$1,941

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us